SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

W. R. BERKLEY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT

TO

PROXY STATEMENT

FOR

2025 ANNUAL MEETING OF STOCKHOLDERS

to be held on June 11, 2025

On April 25, 2025, W. R. Berkley Corporation (the “Company”) filed a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) with the Securities and Exchange Commission and mailed proxy materials to stockholders who held the Company’s common stock as of April 17, 2025, including a Notice of Annual Meeting of Stockholders, for the 2025 Annual Meeting of Stockholders, to be held on Wednesday, June 11, 2025, at 1:30 p.m., for the purposes set forth in the Definitive Proxy Statement (the “Annual Meeting”).

This proxy statement supplement (the “Supplement”) should be read together with the Definitive Proxy Statement and revises the information in the Definitive Proxy Statement regarding broker discretionary voting on Proposal No. 2, which seeks approval for an amendment to the Company’s Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 1,250,000,000 to 1,875,000,000.

The Definitive Proxy Statement indicated that broker discretionary voting was not allowed on Proposal No. 2. In fact, brokers who have not received instructions from their clients do have the discretion to vote their clients’ uninstructed shares on Proposal No. 2.

Accordingly, for Proposal No. 2 as set forth on page 18 of the Definitive Proxy Statement, brokers will be permitted to exercise their discretion to vote uninstructed shares.

In addition, the answers to the following questions included on the specified pages of the General Information in the Definitive Proxy Statement are revised in accordance with the above:

•

How may I vote for the approval of an amendment to the Company’s restated certificate of incorporation to increase the authorized number of shares of common stock from 1,250,000,000 to 1,875,000,000, and how many votes must the proposal receive to pass? (page 95 of the Definitive Proxy Statement); and

•	Will my shares be voted if I do not vote? (page 98 of the Definitive Proxy Statement).

Except as specifically set forth in this Supplement, all of the information set forth in the Definitive Proxy Statement remains accurate and unchanged and should be considered in casting your vote by proxy or at the Annual Meeting.

This Supplement does not change the other proposals to be acted upon at the Annual Meeting, which are described in the Definitive Proxy Statement.

As a stockholder, your vote is very important, and the Board strongly encourages you to exercise your right to vote. The previously provided proxy materials include instructions for voting.